Exhibit 23.5

Date:	March 6, 2025

To:	Rich Sparkle Holdings Limited
Portion 2, 12th Floor, The Center
99 Queen’s Road Central
Hong Kong

Attn.: The Board of Directors

Cc:	Securities and Exchange Commission
Division of Corporation Finance
Office of Real Estate & Construction
Washington, DC 20549

Dear Sirs,

Rich Sparkle Holdings Limited (the “Company”)

We refer to the proposed offering and listing (the “Listing”) of the Company’s shares on the Nasdaq Capital Market and the prospectus of the Company dated the date of this letter (the “Prospectus”) in connection with the Listing.

We hereby give, and confirm that we have not withdrawn, our written consent to the issue of the Prospectus and the inclusion of (i) the report prepared by us (the “Report”); and (ii) our name and all references thereto and our opinions and advice therein, in the form and context in which they respectively appear in the Prospectus.

We also consent to (i) a copy of the Report; and (ii) a copy of this consent letter being made available on display as described in the paragraph headed Rule 436 under the Securities Act.

Yours faithfully,

For and on behalf of

China Insights Industry Consultancy Limited

/s/ Julia Zhu
Name:	Julia Zhu
Title:	Partner